Exhibit 5.1

[Camner, Lipsitz & Poller, Professional Association Letterhead]

May 21, 2004

BankUnited Financial Corporation

255 Alhambra Circle

Coral Gables, Florida 33134

Ladies and Gentlemen:

We are acting as counsel to BankUnited Financial Corporation, a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended, relating to the registration of $120,000,000 aggregate principal amount of the Company’s 3.125% Convertible Senior Notes due March 1, 2034 (the “Notes”) and the shares of the Company’s Class A Common Stock, par value $0.01 per share, issuable upon conversion of the Notes (the “Conversion Shares”). The Notes were issued under an indenture, dated as of February 27, 2004 (the “Indenture”), by and between the Company and U.S. Bank, National Association, as Trustee.

We are familiar with the relevant documents and materials used in preparing the Registration Statement. In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have also assumed that: (i) the Indenture is the valid and legally binding obligation of the Trustee, and (ii) the Notes have been duly authenticated by the Trustee.

Based on our review of such relevant documents and materials, and of such other documents and materials as we have deemed necessary and appropriate, we are of the following opinion:

(i) The Notes have been duly authorized, executed and delivered by the Company and constitute the valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

(ii) The Conversion Shares into which the Notes are initially convertible have been duly authorized and, when issued and delivered in the manner described in the Indenture, will be legally issued, fully paid and non-assessable.

We are members of the Bar of the State of Florida, and we do not express any opinion herein concerning any law other than the law of the State of Florida and the federal law of the United States.

We hereby consent to the use of our opinion as an Exhibit to the Registration Statement on Form S-3 (together with all amendments thereto, the “Form S-3”) and to the use of our name under the caption “Legal Matters” in the Prospectus that is incorporated by reference into and a part of the Form S-3.

Very truly yours,

/s/   Camner, Lipsitz & Poller, Professional Association

CAMNER, LIPSITZ AND POLLER,

  PROFESSIONAL ASSOCIATION